UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2007

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

          On February 28, 2007, Battle Mountain Gold Exploration Corp. (“Battle Mountain”) accepted Royal Gold’s proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of Royal Gold common stock in a merger transaction.  This represents a value of $0.60 per fully diluted share of Battle Mountain, or a 29% premium to the 20-day weighted average trading price of Battle Mountain as of Friday, February 23, 2007.  The proposal is subject to satisfactory completion of due diligence, definitive documentation, and receipt of a fairness opinion satisfactory to Royal Gold’s Board of Directors, among other conditions.

          To ensure continuity of Battle Mountain’s business, Royal Gold and Battle Mountain also entered into a binding term sheet, as of February 28, 2007, to provide up to $20 million in bridge financing to satisfy debt obligations and finalize royalty acquisitions.  The bridge loan is convertible into Battle Mountain common stock at the election of Royal Gold, at $0.60 per share.

          In anticipation of this transaction, Royal Gold has obtained a binding support agreement and option to purchase from Mark Kucher, Chairman of Battle Mountain his shares of common stock of Battle Mountain, which represent approximately 19% of the outstanding shares of Battle Mountain common stock and beneficial ownership of 23.6%. Royal Gold has also obtained a binding support agreement and options to purchase from IAM Gold Corporation its shares of common stock of Battle Mountain, which represent approximately 21% of the outstanding shares of Battle Mountain common stock and beneficial ownership of 24.9%. These agreements also provide that Mr. Kucher and IAM Gold Corporation will vote for and support the transaction. Royal Gold and Battle Mountain also entered into a binding agreement providing for a 45-day exclusive period to conclude definitive documentation for the merger and providing for a $2.5 million, plus fees and expenses, break-up fee payable to Royal Gold in the event Battle Mountain enters into a competing agreement with another party within twelve months.  There is also a mutual $1.0 million, plus fees and expenses, break-up fee payable in the event that either party breaches the agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1     Press Release dated March 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

By:	/s/ Karen Gross

Name:	Karen Gross
Title:	Vice President & Corporate Secretary

Dated: March 6, 2007

Exhibit Index

Exhibit No.

99.1     Press Release dated March 5, 2007